SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange

Act of 1934

Date of Report: August 19, 2005

ACT Teleconferencing, Inc.

(Exact name of registrant as specified in its charter)

Colorado	0-27560	84-1132665
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

(303) 233-3500

(Registrant’s telephone number)

1526 Cole Boulevard, Suite 300, Golden, Colorado	80401
(Address of principal executive offices)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On June 30, 2005, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Dolphin Direct Equity Partners, LP (“Dolphin”), pursuant to which the Company agreed to sell, and Dolphin agreed to purchase, up to 160,000 shares of the Company’s newly-created Series AA Convertible Preferred Stock (the “Preferred Stock”).

As provided by the Purchase Agreement, the Company held a special meeting of its shareholders on August 15, 2005, at which the Company’s shareholders approved the transactions contemplated by the Purchase Agreement. On August 19, 2005, the parties conducted the initial closing as contemplated by the Purchase Agreement. In connection with the initial closing, the Company entered into an Investor Rights Agreement and a Management Services Agreement with Dolphin and Employment Agreements with certain of the Company’s officers.

Under the Investor Rights Agreement, the Company agreed to register with the SEC, upon demand of the holders of a majority in interest of the Preferred Stock and shares of underlying common stock (determined as if all shares of Preferred Stock then outstanding had been converted into shares of such common stock), the resale of at least 130% of the shares of common stock issuable upon conversion of the Preferred Stock . The Company is only obligated to effect such registration (i) to the extent the aggregate offering price of the shares to be registered by the Company is not less than $5.0 million; and (ii) following the second anniversary of the initial closing, and is required to use its best efforts to have such registration declared effective as soon as practicable, but not later than 90 calendar days after the requisite number of shareholders requests such registration. In the event the Company does not timely satisfy its registration obligations under the Investor Rights Agreement, the Company agrees to make a payment to each holder of Preferred Stock equal to 2% of such shareholder’s original investment for each 30 days in which such registration is not effective or available. The Investor Rights Agreement also provides the holders of Preferred Stock with piggy-back registration rights in the event the Company files a registration statement on Form S-1, S-2 or S-3 to register sales of common stock. The Investor Rights Agreement provides that the Company will bear all expenses of the registrations contemplated by the agreement, and will pay the shareholders’ reasonable costs in connection with such registrations, including legal fees and disbursements, up to an aggregate amount of $15,000.

The Investor Rights Agreement also provides that for so long as Dolphin and its affiliates collectively own at least 50% of the Preferred Stock or underlying shares of common stock, the Company will maintain a Board of Directors consisting of seven members, five of whom shall be appointed by Dolphin, or five members, three of whom shall be appointed by Dolphin, with the size of the Board of Directors to be determined by Dolphin. See Item 5.02 below. The agreement also provides that the Company may not take certain actions without the approval of a majority of the Board of Directors including the affirmative vote of the directors designated by Dolphin, including engaging in any acquisition of stock or assets of a third party; incurring indebtedness; engaging in any merger, consolidation or sale of assets; establishing any subsidiaries; granting any exclusive rights to intellectual property; granting any exclusive distribution rights; or engaging in any related party transactions.

Under the Management Services Agreement, an affiliate of Dolphin is to provide management and consulting services relating to the Company’s business in exchange for a management fee of $320,000 per year. The manager will also be entitled to additional management fees for management services requested by the Company in connection with corporate events such as refinancings, restructurings, equity or debt offerings, business combinations or similar events. The management fee for services relating to such transactions will be equal to 1% of the aggregate consideration paid to or by the Company. The Management Services Agreement continues for as long as Dolphin and any of its affiliates owns at least 50% of the Preferred Stock purchased by Dolphin at the initial closing, or the underlying shares of common stock.

In connection with the initial closing, the Company entered into an employment agreement with Gene Warren, the Company’s President and Chief Executive Officer. The agreement provides for employment for one year at a salary of $189,000, with a performance bonus payable each year in an amount to be determined by the Board in its sole discretion. The target bonus amount is 50% of Mr. Warren’s base salary. The full amount of Mr. Warren’s salary and bonus is payable in the event his employment is terminated without cause prior to the expiration of the term of the employment agreement. The agreement also provides that the Company will grant Mr. Warren 600,000 options to purchase shares of the Company’s common stock at an exercise price of $1.00 per share. Such options are to be granted subject to obtaining any necessary shareholder approval of the grants. The options will be fully vested as of August 1, 2005, but are subject to forfeiture in an amount equal to 100% of such options if Mr. Warren resigns or is terminated for cause on or before July 31, 2006, with the number of options subject to forfeiture decreasing by 20% each year, such that if Mr. Warren resigns or is terminated for cause after July 1, 2009 but on or before July 31, 2010, 120,000 of such options will be forfeited. The options expire on July 31, 2010. The agreement prohibits Mr. Warren from providing services to a competitor for one year following the termination of his employment, or from hiring the Company’s employees or contracting with the Company’s customers or potential customers for two years following the termination of his employment. The agreement also entitles Mr. Warren to the following payments: $200,000 at the time of the initial closing; $72,000 upon the earlier of the second closing under the Purchase Agreement and December 31, 2005; and $100,000 on December 31, 2005.

Also in connection with the initial closing, the Company entered into employment agreements with Mark K. Kelly, Vice President Technology and Chief Technology Officer; Kenneth J. Knopp, Vice President Global Operations; and Paul E. Pearson, Vice President Sales & Business Development. Each of these agreements has a term of six months, provides for salary at a rate of $135,000 per year with performance-based bonuses targeted at 50% of base salary but subject to the sole discretion of the Board, grants of 150,000 options to purchase shares of the Company’s common stock with vesting and forfeiture provisions similar to those described for Mr. Warren, a two year covenant not to hire the Company’s employees or contract with the Company’s customers or potential customers, and a six month non-compete period. The agreements supersede Severance Agreements to which these executives had previously been a party.

Item 1.02.	Termination of a Material Definitive Agreement

The information stated above in Item 1.01 is incorporated into this Item 1.02 by reference. The Company’s employment agreements with its executive officers, by their terms, supersede and terminate earlier agreements with each of the executives.

In addition, in connection with the Company’s repayment of certain subordinated lenders pursuant to the Thirteenth Waiver, Amendment and Forbearance Agreement dated as of June 22, 2005 among the lenders and the Company, the lenders agreed to cancel an aggregate of 2,333,334 warrants to purchase shares of the Company’s common stock held by the lenders upon repayment of certain outstanding indebtedness owed to the lenders. The Company used a portion of the proceeds from the initial closing to make the repayments contemplated in the Thirteenth Waiver, and accordingly the warrants were cancelled.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On August 18, 2005, the Company received notice from Nasdaq that as of June 30, 2005, it was not in compliance with the minimum $10,000,000 stockholders’ equity requirement for continued listing under Marketplace Rule 4450(a)(3). As previously reported, the Company also received notice from Nasdaq on March 9, 2005 that the price of the Company’s common stock closed below the minimum $1.00 per share for the preceding 30 days, as required under Marketplace Rule 4450(a)(5). Nasdaq has also informed the Company that the provisions in the Investor Rights Agreement relating to Dolphin’s rights relating to designating a majority of the members of our Board of Directors is not in compliance with Marketplace Rule 4351, and that the terms of the Purchase Agreement and the Preferred Stock must be amended to prevent the conversion price of the Preferred Stock from falling below $0.58 (the market price of the Company’s common stock on the date of execution of the Purchase Agreement).

Nasdaq has set a deadline of September 2, 2005 for the Company to submit a response outlining the plan and timeline to achieve and sustain compliance with all Nasdaq National Market requirements. If Nasdaq determines that the Company has not presented a definitive plan to achieve and maintain compliance with applicable listing standards, or if the closing market price of the common stock is not greater than $1.00 for ten consecutive trading days prior to September 6, 2005, Nasdaq will provide a written notification that the common stock will be delisted. At that time, the Company will have the right to appeal Nasdaq’s determination to a Listings Qualifications Panel. Alternatively, the Company may apply to transfer its securities to the Nasdaq SmallCap Market, if the requirements in Marketplace Rule 4310(c) are met. If the transfer application is approved, the Company will have an additional 180-day period to regain compliance with applicable listing standards.

The Company intends to submit a response to Nasdaq describing the impact that the Company’s sale of Preferred Stock in the initial closing will have on the Company’s shareholder’s equity, which the Company believes will restore compliance with the shareholder’s equity listing standard. The Company’s response will also address issues relating to Dolphin’s Board of Directors representation rights and the conversion price issues described above. As previously disclosed, the Company will also make a determination on or about September 6, 2005 regarding any action to be taken in connection with the Company’s failure to meet Nasdaq’s minimum bid price for continued listing.

3.02. Unregistered Sales of Equity Securities

The information stated above in Item 1.01 is incorporated into this Item 3.02 by reference. In connection with the initial closing on August 19, 2005, the Company sold 80,400 shares of Preferred Stock to Dolphin for a gross purchase price of $8,040,000. Net proceeds received by the Company were equal to the gross proceeds less certain transaction fees and expenses, and less $1.5 million plus accrued interest in repayment of a bridge loan made to the Company by Dolphin on July 15, 2005.

Each share of Preferred Stock will be convertible at the election of the holder into shares of the Company’s common stock by dividing the stated value of the Preferred Stock then outstanding by a conversion price, which will initially be $1.00. Therefore, the 80,400 shares of Preferred Stock sold at the initial closing will initially be convertible into 8,040,000 shares of the Company’s common stock. The conversion price will be adjusted to reflect subdivisions or combinations of the Company’s common stock such as stock splits, stock dividends, recapitalizations or reverse splits. The conversion price will also be adjusted in the event the Company issues shares of common stock or common stock equivalents for per-share consideration less than the conversion price then in effect, subject to certain exceptions. In the event of any merger, reorganization, sale of substantially all of the Company’s assets or similar transactions to which the Company is a party, each share of Preferred Stock then outstanding will become convertible only into the kind and amount of securities, cash and other property that is receivable upon the occurrence of such event by a holder of the number of shares of common stock that the shares of Preferred Stock were convertible into immediately prior to the event.

The stated value of each share of Preferred Stock will, on a quarterly basis, increase at the rate of 4.225% over the stated value then in effect, which rate of increase is subject to (i) a one-time adjustment based on a function of diminished net asset value, determined based on a variety of components, as of the initial closing date, and (ii) a 50 basis point increase in the event that the Company’s common stock ceases to be listed on the Nasdaq National Market, provided that the increase will only be 25 basis points if the Company’s common stock is listed on the Nasdaq SmallCap Market or the American Stock Exchange.

The sale of Preferred Stock to Dolphin at the initial closing was exempt from registration under the Securities Act of 1933 pursuant to Regulation D and Rule 506 promulgated thereunder. Dolphin is an accredited investor as defined in Regulation D, and the Company did not engage in any general solicitation or advertising with regard to the sale of Preferred Stock and has not offered shares of the Preferred Stock to the public.

In connection with the initial closing, the Company also issued warrants to purchase up to 9,000 additional shares of Preferred Stock to Belle Haven Investments, LP, one of the placement agents for the transactions. The warrants issued to Belle Haven will be immediately exercisable for up to 9,000 shares of Preferred Stock, at an exercise price of $100 per share of Preferred Stock. The warrants expire on August 18, 2010.

5.01. Changes in Control of Registrant

The information stated above in Item 1.01 is incorporated into this Item 5.01 by reference.

Completion of the transactions contemplated by the Purchase Agreement will result in the issuance of shares of Preferred Stock initially convertible into 16,000,000 shares of the Company’s common stock, no par value per share, and will allow the holders of Preferred Stock to vote together with holders of the Company’s common stock as a single voting class. In addition, certain events and matters will require the approval by the holders of the Preferred Stock voting as a separate class. The holders of Preferred Stock as a group may be deemed to beneficially own approximately 48.8% of the common stock upon completion of the offering, assuming the issuance of no additional shares of common stock following the date hereof. Following the dividend accrual described above or other subsequent events, the holders of Preferred Stock may acquire greater than 50% of the Company’s aggregate voting power. The amount of voting securities controlled by any particular shareholder will depend upon the level of participation in the sale of Preferred Stock by holders of participation rights, and by the level of participation by the Company’s shareholders in the rights offering.

Pursuant to the Investor Rights Agreement Dolphin has the right to designate the majority of the members of the Company’s Board of Directors, and as a result Dolphin is able to exert substantial control over the Company.

To the Company’s knowledge, Dolphin will use funds invested in it or in its affiliates to finance its purchase of Preferred Stock.

5.02. Departure of Directors or Principal Officers; election of Directors; Appointment of Principal Officers

The information stated above in Item 1.01 is incorporated into this Item 5.02 by reference.

In accordance with the Purchase Agreement, five of the Company’s directors resigned from the Board, and Dolphin appointed three replacement directors. Effective as of August 19, 2005, resignations were received from Ronald J. Bach, Lewis Jaffe, James F. Seifert, Mack V. Traynor III and Gerald D. Van Eeckhout. Existing Board members that will remain are Jules L. DeVigne and Malcolm M. Aslin. New members appointed by Dolphin include Carlos P. Salas, Peter E. Salas, and Clarke H. Bailey. Carlos Salas and Peter Salas are principals of Dolphin. Mr. Bailey is Chairman of Glenayre Technologies, Inc. Two Board vacancies will be filled by Dolphin appointees at a later date.

In connection with the initial closing, Chief Financial Officer Ed Bernica tendered his resignation to pursue other professional opportunities. His resignation was effective as of August 19, 2005.

5.03. Amendments to Articles of Incorporation

The information stated above in Item 1.01 is incorporated into this Item 5.03 by reference.

The Company obtained shareholder approval to amend its Articles of Incorporation on August 19, 2005, as required by the Colorado Business Corporation Act. The amendment permits a majority of the Company’s shareholders to act by less than unanimous written consent. This provision allows the Company the flexibility to act in the future, if the necessity arises, without the delay and expense associated with calling a special meeting of shareholders, particularly in the event the approval of the holders of Preferred Stock is needed on a matter. Delays in calling a meeting and distributing meeting materials, including notice of a meeting, might deny the Company flexibility that it views as important in facilitating the Company’s operations.

This amendment does not relieve the Company of complying with federal securities and state laws with respect to solicitation of votes and, under both federal securities and state law, it is obligated to notify all non-consenting shareholders of the actions taken by written consent and other information concerning such actions.

The new provision permits the holders of the minimum number of votes that would be necessary to authorize or take action at a valid meeting of the Company’s shareholders to act without a meeting. Thus, the holders of the Company’s securities comprising a majority of the outstanding votes, acting by written consent and without prior notification to the other holders of our voting securities, can bind the Company to any matter to the same extent to which a majority vote at a shareholder meeting could bind the Company. This would include amendments to the Company’s bylaws and approval of matters requiring a simple majority vote, such as approval of employment agreements, option grants and stock plans. In addition, the holders of the Company’s securities comprising a majority of the votes outstanding could bind the Company to matters, such as mergers, consolidations, dissolutions and sales of all or substantially all of the Company’s assets, subject to provisions of the Company’s Articles of Incorporation requiring a two-thirds majority vote for certain transactions in some circumstances.

As of the date hereof, Dolphin controls approximately 32% of the Company’s voting power as a result of the sale of Preferred Stock in the initial closing as described above, and Dolphin may acquire more than a majority of the Company’s outstanding voting power in the future. In the event Dolphin acquires a majority of the Company’s voting power, pursuant to the Articles of Incorporation as amended Dolphin may be able to take actions normally conducted at annual or special meetings of shareholders, including the election of directors, by written consent without participation of any other of the Company’s shareholders, subject to the requirements of the federal securities laws.

Item 7.01.	Regulation FD Disclosure

On August 24, 2005, the Company issued a press release relating to the initial closing, as described in more detail herein. The press release is furnished as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits

The Exhibit Index following the signature page of this Form 8-K report lists the exhibits that are filed or furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACT Teleconferencing, Inc.

Date: August 24, 2005	By:	/s/ Gene Warren
Gene Warren
Chief Executive Officer

Exhibit Index

No.	Description

(All exhibits are filed or furnished electronically)

4.1	Certificate of Designations, Preferences and Rights of Series AA Convertible Preferred Stock of ACT Teleconferencing, Inc.

10.1	Employment Agreement by and between ACT Teleconferencing, Inc. and Gene Warren, dated August 19, 2005.

10.2	Form of Employment Agreement with executive officers of ACT Teleconferencing, Inc., dated August 19, 2005

10.3	Investor Rights Agreement by and between Dolphin Direct Equity Partners, Inc. and ACT Teleconferencing, Inc., dated August 19, 2005

10.4	Management Services Agreement by and between Dolphin Direct Equity Partners, Inc. and ACT Teleconferencing, Inc., dated August 19, 2005

99.1	Press release dated August 24, 2005